UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 8, 2004
(Date of earliest event reported)

Inland Western Retail Real Estate Trust, Inc.
(Exact name of registrant as specified in the charter)
Maryland	333-103799	42-1579325
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000
(Registrant's telephone number including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

Best on the Boulevard, Las Vegas, Nevada

On April 14, 2004, we purchased an existing shopping center known as Best on the Boulevard, containing 204,627 gross leasable square feet. The center is located at 3820 Maryland Parkway in Las Vegas, Nevada.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $35,500,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $173 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to reimburse a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Four tenants, Best Buy, Barnes & Noble Booksellers, JoAnn Etc. and Copeland's Sporting Goods, each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Best Buy	57,726	28	15.50	11/94	01/15

Barnes & Noble Booksellers	26,092	13	14.35	09/99	09/09

Jo-Ann Etc.	42,618	21	10.50	06/99	01/10

Copeland's Sporting Goods	25,129	12	15.12	07/97	06/12

For federal income tax purposes, the depreciable basis in this property will be approximately $26,265,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Best on the Boulevard was built during the three year period from 1996 to 1999. As of March 31, 2004, this property was 100% occupied, with a total 204,627 square feet leased to ten tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Barnes & Noble Booksellers	26,092	09/09	362,250	13.88
Jo-Ann Etc.	42,618	01/10	447,489	10.50
Rochester Big & Tall	7,200	08/10	203,783	28.30
Deli Planet	4,800	11/10	115,200	24.00
Cost Plus World Market	18,508	02/11	303,531	16.40
Evenson Card Shop	7,500	02/12	205,500	27.40
Copeland's Sporting Goods	25,129	06/12	379,950	15.12
Hollywood Video	5,053	12/13	115,208	22.80
Pier 1 Imports	10,001	12/13	170,017	17.00
Best Buy	57,726	01/15	894,768	15.50

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Paradise Valley Marketplace, Phoenix, Arizona

On April 8, 2004, we purchased an existing shopping center known as Paradise Valley Marketplace containing 81,256 gross leasable square feet. The center is located at Tatum Boulevard and Shea Boulevard in Phoenix, Arizona.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $28,510,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $351 per square foot of leasable space. Included in the purchase price was 11,000 square feet is vacant land that has been approved for development.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Whole Foods Grocery Store, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Whole Foods	32,000	39	13.50	01/02	01/22

For federal income tax purposes, the depreciable basis in this property will be approximately $21,383,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Paradise Valley Marketplace was built in 2002. As of March 31, 2004, this property was 86% occupied, with a total 69,627 square feet leased to fifteen tenants and a parcel of land leased to one tenant under a ground lease. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

EB Gameworld	1,015	11/05	30,450	30.00
Beauty Brands	5,510	12/06	176,320	32.00
Verizon Wireless	2,047	12/06	65,504	32.00
Ship Rite	1,340	11/07	36,575	27.30
Soma Restaurant	3,452	10/07	108,738	31.50
So-Oh! Fashion Outlet	1,964	02/08	51,064	26.00
The Men's Wearhouse	5,176	03/13	165,632	32.00
Mattress Authority	2,453	08/08	73,590	30.00
Hava Java	1,587	05/08	57,132	36.00
Kolache Factory	2,100	11/08	71,400	34.00
Washington Mutual	4,114	01/09	131,648	32.00
Pick Up Stix	1,820	01/12	64,155	35.25
Platinum Dry Cleaning	2,505	01/13	77,404	30.90
Baja Fresh	2,544	12/11	97,079	38.16
Whole Foods	32,000	01/22	432,000	13.50
Eckerds (Ground Lease)	0	07/23	205,000	N/A

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Item 7. Financial Statements and Exhibits

  Financial Statements

To be subsequently filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

By: /s/ Kelly Tucek

Name: Kelly Tucek
Title: Treasurer
Date: April 20, 2004